Exhibit 23.2


            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 1998, except for "Packaging Business Transaction," as discussed in Notes 1 and 3, as to which the date is March 23, 1998, appearing on page F-3 of the Annual Report on Form 10-K for the year ended December 31, 1007 of W. R. Grace & Co. (subsequently renamed Sealed Air Corporation). We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page F-2 of the Annual Report on Form 10-K.



s/PRICEWATERHOUSECOOPERS LLP
Ft. Lauderdale, Florida
July 13, 1998